As filed with the Securities and Exchange Commission on September 19, 1997.
                      Securities Act Registration No. 333 - 32893

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-4
                                Amendment No. 4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SECURITY BANK HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

    Oregon                             6022                   93-0800253
(State or jurisdiction of     (Classification Code Number)  (I.R.S. Employer
incorporation or organization)                             Identification No.)

                        170 S. Second St., P.O. Box 1350
                       Coos Bay, Oregon 97420 541-267-5356
   (Address and telephone number of registrant's principal executive offices)

            Charles D. Brummel, President and Chief Executive Officer
                        170 S. Second St., P.O. Box 1350
                             Coos Bay, Oregon 97420
                                  541-267-5356
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                              Gordon E. Crim, Esq.
                            Kenneth E. Roberts, Esq.
                         Foster Pepper & Shefelman PLLC
                          101 S.W. Main St., 15th Floor
                             Portland, Oregon 97204

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: |_|

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         As an Oregon corporation, SBHC is subject to the Oregon Business Corporation Act (the "Business Corporation Act"). Under the Business Corporation Act, a corporation may provide in its Articles of Incorporation or in its Bylaws for the indemnification of directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe that the conduct in question was unlawful. Under the Business Corporation Act, a corporation may not indemnify an officer or director against liability in connection with a claim by or in the right of the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit, however a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. The Business Corporation Act provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of the corporation are also entitled to the benefit of the above statutory provisions.

         The Business Corporation Act also provides that the corporation may, by so providing in its Articles of Incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that the Articles of Incorporation may not eliminate or limit liability for any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution, or any transaction from which the director received an improper personal benefit.

         In accordance with Oregon law, the Articles of Incorporation of SBHC provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for (i) any breach of a director's duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any distribution to shareholders which is unlawful, or (iv) any transaction from which the director received an improper personal benefit.

         The Articles of Incorporation also provide for indemnification of any person who is or was a party, or is threatened to be made a party, to any civil, administrative or criminal proceeding by reason of the fact that the person is or was a director or officer of the corporation or any of its subsidiaries, or is or was serving at the request of the corporation as a director, officer, partner, agent or employee of another corporation or entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by that person if (i) the person acted in good faith and in a manner reasonably believed to not be opposed to the best interests of the corporation, or (ii) the act or omission giving rise to such action or proceeding is ratified, adopted or confirmed by the corporation, or the benefit thereof was received by the corporation. Indemnification is available under this provision of the Articles of Incorporation in the case of derivative actions, unless the person is adjudged to be liable for gross negligence or deliberate misconduct in the performance of the person's duty to the corporation. To the extent a director, officer, employee or agent (including an attorney) is successful on the merits or otherwise in defense of any action to which this provision is applicable, the person is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with that defense.


Item 21. Exhibits and Financial Statement Schedules

     The  exhibits  filed  with this  registration  statement  are listed on the
Exhibit Index.

Item 22. Undertakings

The undersigned registrant hereby undertakes that:

         (A) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (B) For determining any liability under the Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (C) For determining any liability under the Act, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (D) The registrant will supply, by means of an post-effective amendment all information concerning the transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                                    SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coos Bay, State of Oregon, on September 19, 1997.

                                          SECURITY BANK HOLDING COMPANY


                                          By:/s/Charles D. Brummel
                                                Charles D. Brummel, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement and Power of Attorney has been signed by the following persons in the capacities indicated on September 19, 1997:


/s/Michael J. Delvin
Michael J. Delvin, Executive Vice President and Chief Financial Officer



/s/William A. Lansin*                            /s/Kenneth C. Messerle*
William A. Lansing, Director                      Kenneth C. Messerle, Director



/s/Glenn A. Thomas*                             /s/Charles D. Brummel
Glenn A. Thomas, Director                        Charles D. Brummel, Director



/s/Ronald R. LaFranchi*
Ronald R. LaFranchi, Director

/s/ Charles D. Brummel
*by Charles D. Brummel, Attorney-in-Fact

                                                   EXHIBIT INDEX


     Exhibit

     2.0 Agreement and Plan of Reorganization, dated July 9, 1997, by and between Security Bank Holding Company and Pacific State Bank, and related Plan of Merger.*

     3.1 Articles of Incorporation of Security Bank Holding Company *

     3.2 Bylaws of Security Bank Holding Company *

     4.0 Specimen Common Stock Certificate *

     5.0 Opinion of Foster Pepper & Shefelman PLLC regarding legality of shares to be issued in Merger**

     8.0 Opinion of Foster Pepper & Shefelman  PLLC regarding tax matters

     10.1 Commercial Lease Agreement,  dated September 26, 1995,  between George
L. and Mary E. Carter and Security Mortgage, a Division of Security Bank, relating to the Eugene, Oregon, mortgage office *

     10.2 Commercial Lease, dated November 18, 1988 between South Coast Center and Security Bank, relating to the Brookings-Harbor branch *

     10.3 Lease Agreement, dated November 1, 1978, between Philip J. and Ann Keizer and Security Bank, relating to the North Bend branch, and Assignment of Lease, dated July 25, 1986 *

     10.4 Termination Allowance Agreement, dated September 28, 1981, and amended December 15, 1988, between Security Bank and Charles D. Brummel *

     10.5 Shareholders Agreement between Class A Common and Class B Common Shareholders of Lincoln Security Bank *

     10.6 1995 Stock Option Plan of Security Bank Holding Company *

     10.7 1997 Directors Compensation Plan, incorporated by reference to the registrant's registration statement on Form S-8 (file number 333-28095) as filed with the Securities and Exchange Commission on May 30, 1997.*

     10.8 Schedule of 1991 Incentive Bonus Plan *

     10.9 Security Bank Phantom Stock Deferred Compensation Plan *

     21.0 Subsidiaries of Security Bank Holding Company**

     23.1 Consent of KPMG Peat Marwick LLP relating to Financial Statements of Security Bank Holding Company**

     23.2 Consent of KPMG Peat Marwick LLP relating to Financial Statements of Pacific State Bank**

     23.3 Consent of Columbia Financial Advisors (included in its opinion attached as Appendix B to the Prospectus/Proxy Statement)**

     23.4 Consent of Foster Pepper & Shefelman PLLC relating to opinion regarding legality (included in Exhibit 5.0)**

     23.5 Consent of Foster Pepper & Shefelman PLLC relating to tax opinion (included in Exhibit 8.0)

     24.0 Powers of Attorney, included in the signature page to the Registration Statement.**

     99.1 Fairness Opinion of Columbia Financial Advisors (including in this Registration Statement as Appendix B to the Prospectus/Proxy Statement**

     99.2 Form of Proxy to be mailed to PSB shareholders**

     99.3 Form of Proxy to be mailed to SBHC shareholders**

     99.4 Deferred Compensation Agreement, dated December 16, 1995, between Pacific State Bank and R.T. Green**

     * Incorporated by reference to the registrant's registration statement on Form SB-1 (File No. 33-80795) as declared effective by the Securities and Exchange Commission on September 12, 1996.

     ** Previously filed.